NATIONAL CAPITAL MANAGEMENT CORPORATION

                RESOLUTION OF BOARD OF DIRECTORS


           The  following  action  was  taken  by  the  Board  of
Directors   of  National  Capital  Management  Corporation   (the
"Corporation") by action of the Board of Directors without a meeting:

           RESOLVED, the bylaws of the Corporation shall be amended as follows:

          1. Article IV, Sections 2 and 3, shall be deleted and replaced with the following:

       Section 2. Chairman. The Chairman shall be the chairman of the Board of Directors of the Corporation. He shall preside at  all  meetings  of  the  stockholders  and  of  the  Board  of
Directors. The Chairman shall also have such additional responsibility as the Board of Directors shall authorize.

       Section 3A. Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the Corporation. He shall have responsibility for the general management and control of the affairs and business of the Corporation and shall perform all duties and have all powers which are commonly incident to the office chief executive officer. The Chief Executive Officer shall also have such other duties and responsibilities as are delegated to him by the Board of Directors. The Chief Executive Officer shall have power to sign, in the name of the Corporation, all authorized stock certificates, contracts, documents, tax returns, instruments, checks and bonds or other obligations of the Corporation.

       Section 3B. President. The President shall be the chief operating officer of the Corporation. He shall have the duties and responsibilities which are commonly incident to the office of chief operating officer of a corporation. He shall have such other responsibilities as are delegated to him by the Board of Directors. The President shall have power to sign, in the name of the Corporation, all authorized stock certificates, contracts, documents, tax returns, instruments, checks and bonds or other obligations of the Corporation.



Dated:     April 14, 1995          /s/ Leslie A. Filler
                                   LESLIE A. FILLER
                                   Assistant Secretary